Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Settlement Agreement”) is made and entered into as of February 14, 2025 (the “Execution Date”) by and between (a) Bolt Projects Holdings, Inc., Bolt Threads Inc., and the Company Subsidiaries (as that term is employed in the October 4, 2023 Business Combination Agreement (“BCA”)) (collectively, “Bolt”), on the one hand, and (b) Golden Arrow Sponsor, LLC and its subsidiaries and affiliates (collectively, “Sponsor”), on the other hand (each of the foregoing a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, Bolt currently owes $2,875,000 in excise tax liability (the “Excise Tax Liability”) pursuant to Section 4501 of the Internal Revenue Code for redemptions of shares of Class A common stock in 2023 by the stockholders of Golden Arrow Merger Corp. prior to the consummations of the transactions contemplated by the BCA;

WHEREAS, the full amount of the Excise Tax Liability became due to the Internal Revenue Service on October 31, 2024;

WHEREAS, Bolt contends that Sponsor is contractually obligated to pay the full amount of the Excise Tax Liability currently held by Bolt pursuant to a prior agreement among the Parties;

WHEREAS, Sponsor disputes that it is obligated to pay the Excise Tax Liability, whether under the BCA or otherwise;

WHEREAS, Bolt has proposed to the Internal Revenue Service (“IRS”) a payment plan whereby Bolt would be permitted to pay the Excise Tax Liability in a series of payments over time (the “Payment Plan”);

WHEREAS, shares of common stock of Bolt held by Sponsor as of the date of this Settlement Agreement (the “Sponsor Shares”) were subject to the lockup restrictions set forth in Article V the Amended and Restated Registration Rights Agreement dated August 13, 2024, provided that Section 5.2 of such agreement expressly permits the sale of up to $2,875,000 shares of common stock of Bolt by Sponsor or affiliated holders to cover the Excise Tax Liability;

WHEREAS, upon request, Sponsor has received 50% of its Sponsor Shares with the lockup restrictions removed;

WHEREAS, Sponsor holds 5,000,000 warrants to purchase common stock of Bolt (the “Sponsor Warrants”), each with an exercise price of $11.50 per share and expiring on August 13, 2029;

WHEREAS, concurrently herewith, the Parties are executing an Exchange Agreement relating to the Sponsor Warrants (the “Exchange Agreement”); and

WHEREAS, the Parties wish to resolve the dispute regarding responsibility for the Excise Tax Liability amicably by this Settlement Agreement;

NOW, THEREFORE, in consideration of the recitals set forth above and promises made herein, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. Financing. Sponsor shall use its commercially reasonable efforts to provide or organize financing for Bolt in the amount of $10 million (the “Financing”) to close within the six months following the Execution Date. The financing will be subject to Bolt’s consent to its terms, which consent shall not be unreasonably withheld, conditioned, or delayed.

2. Payment of the Excise Tax Liability. Sponsor shall contribute to the payment of the Excise Tax Liability as follows:

a.	Interim IRS Payments. Pending the IRS’ decision on Bolt’s proposed Payment Plan, Sponsor shall pay to Bolt 75% of the total amount of each payment due to the IRS under that proposal no less than seven (7) calendar days prior to the due date for each payment.

b.	Assuming IRS Payment Plan. In the event that the IRS grants Bolt’s request for a Payment Plan, Sponsor shall pay to Bolt 75% of the total amount of each payment due to the IRS thereunder no less than seven (7) calendar days prior to the due date for each payment.

Sponsor shall continue to contribute to the payments to the IRS as provided in this Section 2(b) until the earlier of (1) an aggregate amount of $6 million of Financing is successfully closed as contemplated in Paragraph 1 of this Settlement Agreement (the “Financing Threshold Amount”) or (2) the Excise Tax Liability is fully paid. For the avoidance of doubt, should Sponsor obtain an aggregate amount of $6 million in Financing and thus attain the aforementioned Financial Threshold Amount, it shall have no further responsibility as to the Excise Tax Liability, including contributing to any payment under the Payment Plan.

c.	No IRS Payment Plan. In the event that the IRS denies Bolt’s request for a Payment Plan, Sponsor shall either (a) close the Financing contemplated in Paragraph 1 of this Settlement Agreement (which shall be for an amount equal to or more than the Financing Threshold Amount) within six months of the Execution Date or (b) pay to Bolt 75% of the total amount of the then-outstanding Excise Tax Liability as well as all accrued interest on the entire Excise Tax Liability on the six-month anniversary of the Execution Date.

d.	Payment Cap. Notwithstanding the foregoing, Sponsor’s payments under Section 2 of this Settlement Agreement shall be capped at, and shall not exceed, the total amount that Sponsor receives from selling 50% of the Sponsor Shares. For the avoidance of doubt, if selling 50% of the Sponsor Shares results in proceeds that are less than what is contemplated in Paragraph 2(a)-(c) of this Settlement Agreement, the Company shall remain responsible for the remainder of the Excise Tax Liability in its entirety.

e.	Payment Instructions. Sponsor shall make all payments to Bolt set forth in this Section 2 using wire instructions to be provided by Bolt.

3. Releases and Covenants Not to Sue. In consideration of each other Party’s execution of this Settlement Agreement and the completion of any and all payments required under Section 2:

(a) Bolt and each of its respective current and former agents, associates, servants, officers, directors, shareholders, investors, members, managers, partners, employees, subsidiaries, divisions, branches, units, affiliates, parents, funds, investment vehicles, attorneys, successors, predecessors, heirs, personal representatives, assigns, trustees, and financial or investment advisors (each of the foregoing, a “Bolt Releasor”) hereby generally releases, discharges and acquits Sponsor and each of its respective current and former agents, associates, servants, officers, directors, shareholders, investors, members, managers, partners, employees, subsidiaries, divisions, branches, units, affiliates, parents, funds, investment vehicles, attorneys, successors, predecessors, heirs, personal representatives, assigns, trustees, and financial or investment advisors (each of the foregoing, a “Sponsor Releasee”) from all manners of action, causes of action, judgments, executions, debts, demands, rights, damages, costs, expenses, and claims of every kind, nature, and character whatsoever, whether in law or in equity, whether based on contract (including, without limitation, quasi-contract or estoppel), statute, regulation, tort (including, without limitation, intentional torts, fraud, misrepresentation, defamation, breaches of alleged fiduciary duty, recklessness, gross negligence, or negligence) or otherwise, accrued or unaccrued, known or unknown, matured, unmatured, liquidated or unliquidated, certain or contingent, that such Bolt Releasor ever had, or now has, against any Sponsor Releasee arising under or related to the Excise Tax Liability; and

(b) Sponsor and each of its current and former agents, associates, servants, officers, directors, shareholders, investors, members, managers, partners, employees, subsidiaries, divisions, branches, units, affiliates, parents, funds, investment vehicles, attorneys, successors, predecessors, heirs, personal representatives, assigns, trustees, and financial or investment advisors (each of the foregoing, a “Sponsor Releasor”) hereby generally releases, discharges and acquits Bolt and its respective current and former agents, associates, servants, officers, directors, shareholders, investors, members, managers, partners, employees, subsidiaries, divisions, branches, units, affiliates, parents, funds, investment vehicles, attorneys, successors, predecessors, heirs, personal representatives, assigns, trustees, and financial or investment advisors (each of the foregoing, a “Bolt Releasee”) from all manners of action, causes of action, judgments, executions, debts, demands, rights, damages, costs, expenses, and claims of every kind, nature, and character whatsoever, whether in law or in equity, whether based on contract (including, without limitation, quasi-contract or estoppel), statute, regulation, tort (including, without limitation, intentional torts, fraud, misrepresentation, defamation, breaches of alleged fiduciary duty, recklessness, gross negligence, or negligence) or otherwise, accrued or unaccrued, known or unknown, matured, unmatured, liquidated or unliquidated, certain or contingent, that such Sponsor Releasor ever had, or now has, against any Bolt Releasee arising under or related to the Excise Tax Liability.

Further, each Party covenants not to commence or prosecute, or to cause or instigate or assist others to commence or prosecute, or to sell or purport to sell, transfer, assign, or otherwise dispose of, in any jurisdiction, any claim released herein.

For the avoidance of doubt, nothing herein shall prevent any Party from seeking to enforce the terms of this Settlement Agreement, nor shall this Settlement Agreement prevent any Party from responding to any lawful inquiries from any regulatory authority or law enforcement agency.

4. Special Provision for Unknown Claims. All rights under Section 1542 of the California Civil Code, or any analogous state or federal law, are hereby expressly waived, to the extent applicable, with respect to any of the claims, injuries, or damages described in the releases in Section 3 above. Section 1542 of the California Civil Code reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

5. No Admissions. This Settlement Agreement shall not be construed as an admission by any Party of any fact, liability, or any acts of wrongdoing, or the violation of any international, federal, state, or local law, ordinance or regulation; nor shall it be considered as evidence of any such alleged liability, wrongdoing, or violation of any international, federal, state or local law, ordinance or regulation.

6. No Prior Assignment. The Parties hereby each represent and warrant that they have not voluntarily or involuntarily assigned, pledged, liened or otherwise sold or transferred in any manner whatsoever to any other person or entity, either by instrument, in writing or otherwise, any claim, charge, complaint, lien, demand, judgment, indebtedness, loss, grievance, cause of action, obligation, liability, or the like, or any portion thereof, to be released under Section 3 above.

7. Representations and Warranties. Each Party represents and warrants to each other Party that (i) the execution, delivery, and performance by such Party of this Settlement Agreement are within the powers of such Party and have been duly authorized by all necessary action on the part of such Party, (ii) this Settlement Agreement has been duly executed and delivered by such Party and constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with the terms hereof, (iii) it is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Settlement Agreement, (iv) it has had the opportunity to be represented and advised by legal counsel in connection with this Settlement Agreement, which it enters voluntarily and of its own choice and not under coercion or duress, (v) it has made its own investigation of the facts and is relying upon its own knowledge and the advice of its counsel, and (vi) it knowingly waives any and all claims that this Settlement Agreement was induced by any misrepresentation or non-disclosure and knowingly waives any and all rights to rescind or avoid this Settlement Agreement based upon presently existing facts, known or unknown. The Parties agree and stipulate that each Party is relying upon the representations and warranties in this Section in entering into the Settlement Agreement. Furthermore, the Parties agree that these representations and warranties are a material inducement for entering into this Settlement Agreement. These representations and warranties shall survive the execution of this Settlement Agreement indefinitely without regard to statutes of limitation.

8. Execution in Counterparts. This Settlement Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page by facsimile or e-mail transmission shall be as effective as delivery of a manually executed counterpart.

9. Effectiveness. This Settlement Agreement shall become effective upon (a) execution hereof by each of the Parties and (b) Bolt’s public disclosure, by means of the filing with the Securities and Exchange Commission of a Current Report on Form 8-K, of all of the material terms of this Settlement Agreement and the Exchange Agreement; provided that if such Current Report is not filed prior to 9:30 a.m. Eastern Time on the date hereof this Settlement Agreement shall be of no force or effect.

10. Governing Law / Venue. This Settlement Agreement will be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of Delaware, without regard to conflicts of laws principles that would require the application of the law of another jurisdiction. The Court of Chancery of the State of Delaware, or if that court refuses jurisdiction, any state or federal court in the State of Delaware, shall be the exclusive forum for any action or proceeding with respect to this Settlement Agreement and each Party agrees to submit to such jurisdiction and to waive any defense based on the location or jurisdiction of such court. Each Party irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement.

Each Party consents to service of process in any suit brought pursuant to the foregoing section in the Court of Chancery of the State of Delaware if made by certified mail and electronic mail to the following addresses:

For Bolt:

Steve Feldman

steve.feldman@lw.com

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10022

For Sponsor:

Alan Annex

Alan.Annex@gtlaw.com

Greenberg Traurig, LLP

1 Vanderbilt Avenue

New York, NY 10017

11. Successors and Assigns. The provisions of this Settlement Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

12. Amendment. This Settlement Agreement may only be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by an instrument in writing signed by each of the Parties.

13. Entire Agreement. This Settlement Agreement constitutes the entire agreement and understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.

14. Construction. This Settlement Agreement has been negotiated by the Parties and their respective legal counsel, and legal or equitable principles that might require the construction of this Settlement Agreement or any of its provisions against the Party responsible for drafting this Settlement Agreement will not apply in any construction or interpretation of this Settlement Agreement.

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Settlement Agreement on the date first written above.

BOLT PROJECTS HOLDINGS, INC.:

By:	/s/ Dan Widmaier
Name:	Dan Widmaier	Date: February 14, 2025

GOLDEN ARROW SPONSOR, LLC:

By:	/s/ Andrew Rechtschaffen
Name:	Andrew Rechtschaffen	Date: February 14, 2025